Exhibit (a)(1)(C)
ELECTION FORM
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
OFFER TO EXCHANGE CERTAIN STOCK OPTIONS FOR
RESTRICTED STOCK UNITS
The offer to exchange and your withdrawal rights will expire at
5:00 p.m., Central European Summer Time, on June 25, 2013, unless extended.
Central European Media Enterprises Ltd. (“CME”) is making an offer to permit eligible employees of CME and its subsidiaries to exchange certain of their Eligible Options for fewer restricted stock units that will have a new exercise price, vesting schedule and other terms (the “Exchange Program”).
Before signing this Election Form, please make sure you have received, read and understand the following documents that make up the Exchange Program: (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units, dated as of May 24, 2013 (the “Offer to Exchange”), and the other documents relating to the Exchange Program and referred to therein or in the Schedule TO that we have filed with the Securities and Exchange Commission; (2) the Instructions included with this Election Form (the “Instructions”); (3) this Election Form; and (4) the Agreement to Terms of Election, before completing and signing this page. The Exchange Program is subject to the terms of these documents as they may be amended (collectively, the “Offer Documents”). You may obtain copies of the Offer Documents free of charge by sending a request by email to optionexchange@cme.net. Capitalized terms used but not defined in this Election Form shall have the meanings set forth in the Offer to Exchange.
PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.
Please indicate your election by completing the applicable information and checking the appropriate boxes in the chart below. If you wish to participate in the Offer, please check the “Yes, exchange Eligible Options” box. If you do not wish to participate in the Offer, please check the “No, retain Eligible Options” box. Please note that if you check the “No, retain Eligible Options” your Eligible Options will not be exchanged and will remain outstanding subject to its original terms.

Original Award				Replacement Award
Grant Date	Strike price	Options Outstanding	Options Vested	RSUs	Yes, exchange Eligible Options	No, retain Eligible Options
					☐	☐
☐ I elect to withdraw my previous election(s) and reject the Exchange Program offer.
INSTRUCTIONS
You may make your election to exchange your eligible options online at the Exchange Program website which is available at https://cme.equitybenefits.com. We strongly encourage you to use the website to make your elections. However, if you are not able to submit your elections using the website, you must complete and sign a paper Election Form for all your Eligible Options and email your election form to optionexchange@cme.net with the subject line “Exchange Program - Election Form”. To obtain a prepared paper election form, please send a request to optionexchange@cme.net. Elections delivered by any other means, including inter-office, facsimile, mail, hand-delivery, U.S. mail or other post or delivery service will not be accepted by CME. You must sign, date and deliver this completed Election Form in accordance with the instructions in this Election Form by email by 5:00 p.m., Central European Summer Time, on June 25, 2013, unless the Exchange Program is extended (as it may be extended, the “Expiration Time”).
To change your election (once you have already submitted an Election Form), you will need to amend your election at the Exchange Program website which is available at https://cme.equitybenefits.com. We strongly encourage you to use the website to make such change or withdrawal. However, if you are not able to submit your new Election Form using the website, you must complete the paper form and return it to CME by email to optionexchange@cme.net with the subject line “Exchange Program - Replacement Election Form”. To withdraw your previous elections and reject the Exchange Program offer using the paper election form, do not check any boxes next to any grants. Instead, check the box at the bottom of the chart indicating your election to withdraw your previous elections and reject the Exchange Program offer. You may modify your elections at any time prior to the Expiration Time. Your final elections received prior to the Expiration Time will supersede any previous elections.
CME intends to confirm the receipt of your Election Form(s) by email within two U.S. business days. If you have not received an email confirmation that CME received your response, we recommend that you confirm that we have received your Election Form(s). If you need to confirm receipt after two U.S. business days have elapsed, you may contact CME by email at optionexchange@cme.net prior to the Expiration Date.

You should direct questions about this Election Form or the Exchange Program or requests for copies of the Offer Documents by email to optionexchange@cme.net.
By participating in the Exchange Program, you agree to all of the terms and conditions set forth in the Offer Documents and the Agreement to Terms of Election set forth below.
AGREEMENT TO TERMS OF ELECTION
By participating in the Exchange Program and signing this election form, I acknowledge and agree to all of the following terms:
1. I surrender to CME for exchange those eligible stock option grants marked “Yes, exchange Eligible Options” in the table above and understand that, upon acceptance by CME, this election form will constitute a binding agreement between CME and me.
2. I understand that if I validly surrender eligible options for exchange, and such eligible options are accepted and cancelled, I will lose my rights to purchase any shares under such eligible options and I will receive in exchange fewer restricted stock units than the number of Eligible Options I surrender, as further described in the Offer Documents.
3. With respect to the vesting and terms of my restricted stock units in each case so long as I continue to remain employed by CME or one of its subsidiaries during such periods, I understand that all restricted stock units granted to me in the Exchange Program will vest annually in three equal installments over a three-year period from the date of grant.
4. I understand that the future value of CME's Class A Shares is unknown and cannot be predicted with certainty, and that if I receive and settle my restricted stock units for CME's Class A Shares, such stock may not have value.
5. I understand that the restricted stock units will be subject to the terms and conditions of new award agreements, including any country-specific exhibits thereto, and the Company's Amended and Restated Stock Incentive Plan, as amended (the “Plan”). By participating in the Exchange Program, I agree to execute and deliver a new award agreement for each of my restricted stock units, including any country-specific exhibits thereto.
6. I acknowledge that CME has encouraged me to consult with my own tax, financial and legal advisors as to the consequences of participating or not participating in the Exchange Program. I understand that neither CME, its Board or Directors nor the Compensation Committee of the Board of Directors is making any recommendation as to whether I should participate or refrain from exchanging my eligible options, and that I must make my own decision whether to tender my eligible options, taking into account my own personal circumstances and preferences.
7. To remain eligible to surrender Eligible Options for exchange in the Exchange Program, I understand that I must be actively employed by CME or one of its subsidiaries on the date the Exchange Program commences and must remain actively employed by CME or one of its subsidiaries through the date that restricted stock units are granted.
8. I understand that nothing in the Exchange Program or related documents should be construed to confer upon me the right to remain an employee of CME or one of its subsidiaries. The terms of my employment with CME remain unchanged. I understand that CME cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the restricted stock unit or grant date, until the restricted stock units are fully vested or thereafter.
9. I understand that in accordance with Section 15 of the Offer to Exchange, CME may extend, terminate, and/or amend the Exchange Program. In any such event, I understand that any Eligible Options surrendered for exchange but not accepted by CME will remain in effect with their current terms and conditions.
10. I understand that my election to participate in the Exchange Program is entirely voluntary and I am aware that I may change or withdraw my decision to surrender my Eligible Options at any time until the Exchange Program expires. In addition, if CME has not accepted my options within 40 business days of the commencement of this offer, I may withdraw my tendered options at any time thereafter. Subject to the foregoing, I understand that my election to surrender my Eligible Options must delivered to CME by and will be irrevocable at 5:00 p.m., Central European Summer Time, on June 25, 2013, unless the Exchange Program is extended by CME.
11. I understand that decisions with respect to future grants of options under the Company's Amended and Restated Stock Incentive Plan, as amended (the “Plan”), if any, will be at the sole discretion of CME.
12. I understand that the Exchange Program is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of options.
13. I understand that: (i) the value of any CME shares obtained upon settlement of my restricted stock units pursuant to the Exchange Program is an extraordinary item which does not convey any employment rights; and (ii) any restricted stock units acquired in the Exchange and the shares acquired upon settlement thereof shall not confer on any grantee the right to any future compensation, for any purpose, including, without limitation, for purposes of calculating any severance pay, resignation payments, dismissal payments, redundancy payments, payments on termination, bonuses, long-term service awards, pension or retirement benefits or similar payments.
14. I understand that no claim or entitlement to compensation or damages shall arise from the forfeiture of the right to participate in the Exchange Program or the Plan resulting from termination of my employment with CME or any of its subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release CME and its subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.
15. Regardless of any action that CME or its subsidiaries take with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the Exchange Program (“Tax-Related Items”), I understand that the ultimate liability for all Tax-Related Items is and remains my sole responsibility and may exceed the amount actually withheld by CME or its subsidiaries, if any. I further acknowledge that CME and/or its subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Exchange Program, including, but not limited to, the exchange of eligible options, the grant, vesting or exercise of the restricted stock units, the issuance of shares upon settlement thereof; and (ii) do not commit to and are under no obligation to structure the terms of the Exchange Program to reduce or eliminate my liability for Tax-Related Items or to achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of the grant of the restricted stock units and the date of any relevant taxable or tax withholding event. I acknowledge that CME and/or its subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, I authorize CME and its subsidiaries to withhold all Tax-Related Items legally payable by me pursuant to the terms of my new award agreement, including any country-specific exhibits thereto, and the Plan.
16. I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in the Exchange Program and my applicable award agreement by and among my employer, CME, its subsidiaries, and any third party service provider assisting CME with the Exchange Program, for the exclusive purpose of implementing, administering and managing my participation in the Exchange Program and the Plan. I understand that CME and my employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of or directorships held in CME or any subsidiaries, details of all options or any other entitlement to shares of CME that have been awarded, cancelled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan (collectively, “Personal Data”). I understand that Personal Data will be transferred to Stock & Option Solutions or one of its affiliates (collectively, “SOS”) and to any other third party assisting in the implementation, administration and management of the Plan. I understand that the recipients of the Personal Data may be located in my country or elsewhere, and that the recipient's country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of Personal Data by contacting my local human resources representative. I authorize CME, my employer, SOS and any other recipients of Personal Data which may assist CME (presently or in the future) with implementing, administering and managing the Exchange Program and the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purpose of implementing, administering and managing my participation in the Exchange Program and the Plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom I may elect to deposit any shares purchased upon settlement of the restricted stock units. I understand that Personal Data will be held only as long as is necessary to implement, administer and manage my participation in the Exchange Program and the Plan. I understand that I may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consent herein, in any case with cost, by contacting in writing my local human resources representative. I understand that refusal or withdrawal of consent may affect my ability to participate in the Exchange Program or the Plan. I understand that I may contact my local human resources representative for more information on the consequences of my refusal to consent or withdrawal of consent.
17. I hereby relinquish to CME all of my rights, title and interest in and to all of the eligible option grants that I am electing to exchange as specified in the table above.
18. I hereby represent and warrant that I have full power and authority to elect to surrender the eligible stock option grants marked “Yes, exchange Eligible Options” in the table above and that, when and to the extent such eligible stock option grants are accepted by CME, such eligible stock option grants will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible stock option grants will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible stock option grants, restricted stock units or replacement stock option grants, or my spouse or registered domestic partner has consented to and agreed to be bound by this election form. Upon request, I will execute and deliver any additional documents deemed by CME to be necessary or desirable to complete the exchange of the eligible stock option grants that I am electing to exchange.
19. I agree to all of the terms and conditions of the Exchange Program, as set forth in this election form and in the other Offer Documents.

Employee's Signature

Employee's Name (please print or type)